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                                  Exhibit 2(a)




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April 24, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  Actuarial Opinion on Illustrations in Registration Statement

Dear Sirs:

This opinion is furnished in connection with post effective amendment No. 3 (the "Amendment") to the registration statement under the Securities Act of 1933, as amended, (file No. 33-92466) of a modified single premium variable life insurance contract (the "Contract") that will be offered and sold by North American Security Life Insurance Company.

The hypothetical illustrations of death benefits, contract values and surrender values used in this registration statement are consistent with the provisions of the Contract and the Company's administrative procedures. The rate structure of the contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to a prospective purchaser of the contract for the age and risk class illustrated than for any other prospective purchaser. The particular illustrations shown are for a commonly used risk class and for premium amounts and ages appropriate to the markets in which the contract is sold.

I hereby consent to the use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading "Experts" in the Prospectus included in the Amendment.

Sincerely,

/s/ Hugh McHaffie

Hugh McHaffie, FSA, MAAA
Vice President and Product Actuary


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